Exhibit 99.1

News Release
For Immediate Release September 15, 2017	For More Information, Contact: Michael K. Devlin, Executive Vice President and Chief Financial Officer (781-573-1348) mdevlin@randolphsavings.com

RANDOLPH BANCORP, INC. ANNOUNCES SHARE REPURCHASE PROGRAM

STOUGHTON, Massachusetts, September 15, 2017 — Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB) announced today that its Board of Directors has adopted a share repurchase program. Under the repurchase program, the Company may repurchase up to 586,854 shares of the Company’s common stock, or approximately 10 percent of the Company’s current outstanding shares.

Repurchases under this program may be made in open market or in privately negotiated transactions and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. Any repurchased shares will be held by the Company as authorized but unissued shares. The repurchase program may be suspended or terminated at any time without prior notice, and it will expire on September 14, 2018. The repurchase program does not obligate the Company to purchase any particular number of shares.

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Randolph Savings Bank (the “Bank”), a Massachusetts-based community bank recognized for its unique integration of innovative technology, banking expertise and personal service to provide an exceptional experience to individuals, families, homeowners and businesses. With six full-service locations, three lending centers and five mortgage production offices, the Bank delivers hassle-free products and services for its retail customers, as well as providing a suite of cash management tools and financing solutions for commercial businesses. The Bank is a Top-20 Mortgage Lender in Massachusetts, serving homeowners throughout Massachusetts, southern New Hampshire and Rhode Island.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

877-963-2100 ● www.randolphsavingsbank.com	1	Member FDIC ● Member DIF